EXHIBIT 21.1

ALTA MESA HOLDINGS, LP

Subsidiaries

Subsidiary	Jurisdiction of Formation

1. Alta Mesa Acquisition Sub, LLC	Texas
2. Alta Mesa Drilling, LLC	Texas
3. Alta Mesa Eagle, LLC	Texas
4. Alta Mesa Energy LLC	Texas
5. Alta Mesa Finance Services Corp.	Delaware
6. Alta Mesa GP, LLC	Texas
7. Alta Mesa Services, LP	Texas
8. AM Idaho LLC	Texas
9. Aransas Resources, L.P.	Texas
10. ARI Development, LLC	Delaware
11. Brayton Management GP II, LLC	Texas
12. Brayton Management GP, LLC	Texas
13. Brayton Resources II, L.P.	Texas
14. Brayton Resources, L.P.	Texas
15. Buckeye Production Company, LP	Texas
16. Cairn Energy USA, LLC	Delaware
17. FBB Anadarko, LLC	Delaware
18. Galveston Bay Resources, LP	Texas
19. LEADS Resources, L.L.C.	Texas
20. Louisiana Exploration & Acquisition Partnership, LLC	Delaware
21. Louisiana Exploration & Acquisitions, LP	Texas
22. Louisiana Onshore Properties LLC	Delaware
23. Navasota Resources, Ltd., LLP	Texas
24. New Exploration Technologies Company, L.L.C.	Texas
25. Nueces Resources, LP	Texas
26. Oklahoma Energy Acquisitions, LP	Texas
27. Orion Operating Company, LP	Texas
28. Petro Acquisitions, LP	Texas
29. Petro Operating Company, LP	Texas
30. Sundance Acquisition, LLC	Texas
31. TE TMR, LLC	Texas
32. Texas Energy Acquisitions, LP	Texas
33. The Meridian Production, LLC	Texas
34. The Meridian Resource & Exploration LLC	Delaware
35. The Meridian Resource, LLC	Delaware
36. TMR Drilling, LLC	Texas
37. TMR Equipment, LLC	Texas
38. Virginia Oil and Gas, LLC	Delaware